Filed Pursuant to Rule 433
Registration No. 333-132911

Subject to Completion

Preliminary Term Sheet dated August 29, 2008

The Notes will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms of the Notes” (together the “Note Prospectus”). Investing in the Notes involves a number of risks. See “Risk Factors” on page TS-6 of this term sheet and beginning on page PS-4 of product supplement STR-3.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$.20	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.80	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.95 per unit and $.15 per unit, respectively.

*Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date”), which may be in September or October 2008, the settlement date may occur in September or October 2008, the maturity date may occur in September or October 2010 and the observation dates may be adjusted accordingly. Any reference in this term sheet to the month in which the settlement date, maturity date or observation dates will occur is subject to change as specified above.

“Strategic Accelerated Redemption SecuritiesSM” is a service mark of Merrill Lynch & Co., Inc.

iShares® is registered mark of Barclays Global Investors, N.A. and has been licensed for use by Merrill Lynch Pierce, Fenner & Smith Incorporated and Merrill Lynch & Co. is an authorized sublicensee.

Merrill Lynch & Co.

September     , 2008

Summary

The Strategic Accelerated Redemption Securities Linked to the iShares® MSCI Brazil Index Fund due October     , 2010 (the “Notes”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. (“ML&Co.”) that provide for an automatic call of the Notes if the Observation Level of the iShares® MSCI Brazil Index Fund (the “Index Fund”) on any Observation Date is equal to or greater than the Call Level. If the Notes are called on any Observation Date, you will receive on the Call Settlement Date an amount per unit (the “Call Amount”) equal to the $10 Original Public Offering Price of the Notes plus the applicable Call Premium. If your Notes are not called, the amount you receive on the maturity date (the “Redemption Amount”) will not be greater than the Original Public Offering Price per unit and will be based on the direction of and percentage change in the price per share of the Index Fund from the Starting Value, as determined on the Pricing Date, to the Ending Value, as determined on the final Observation Date. Investors must be willing to forego interest payments on the Notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Public Offering Price of the Notes. Investors also must be prepared to have their Notes called by us on any Observation Date.

Terms of the Notes	Determining Payment for the Notes

Automatic Call Provision:

The Notes will be automatically called on an Observation Date if the Observation Level on such Observation Date is equal to or greater than the applicable Call Level. If the Notes are called, you will receive on the Call Settlement Date the Call Amount per unit applicable to such Observation Date which is equal to the $10 Original Public Offering Price per unit plus the Call Premium.

Payment at Maturity:

If the Notes are not called prior to the Maturity Date, the “Redemption Amount” per unit, denominated in U.S. dollars, will be determined by the Calculation Agent and will be based on the percentage change in the price per share of the Index Fund from the Starting Value to the Ending Value:

Hypothetical Payments

Set forth below are five hypothetical examples of payment calculations assuming:

1) a hypothetical Starting Value of 72.55, the price shown on page “AQR” on Bloomberg L.P. for trading in shares of the Index Fund which took place from 9:30 a.m. to 4:02 p.m. on all U.S. exchanges on August 14, 2008;

2) a hypothetical Threshold Value of 65.30, or 90% of the hypothetical Starting Value;

3) a hypothetical Call Level of 72.55, or 100% of the hypothetical Starting Value;

4) a term of the Notes from August 21, 2008 to August 20, 2010, a term expected to be similar to that of the Notes;

5) a Call Premium of 19% of the $10.00 Original Offering Price per unit per annum, the midpoint of the range of 17% and 21%; and

6) Observation Dates occurring on August 21, 2009, February 22, 2010, and August 13, 2010.

The Notes are Called on one of the Observation Dates

The Notes have not been previously called and the Observation Level of the Index Fund on the relevant Observation Date is equal to or greater than the Call Level. Consequently the Notes will be called at the Call Amount per unit equal to $10.00 plus the applicable Call Premium.

Example 1

If the call is related to the Observation Date that falls on August 21, 2009, the Call Amount per Unit will be:

$10.00 plus the Call Premium of $1.90 = $11.90 per Note.

Example 2

If the call is related to the Observation Date that falls on February 22, 2010, the Call Amount per Unit will be:

$10.00 plus the Call Premium of $2.85 = $12.85 per Note.

Example 3

If the call is related to the Observation Date that falls on August 13, 2010, the Call Amount per Unit will be:

$10.00 plus the Call Premium of $3.80 = $13.80 per Note.

The Notes are not Called on any of the Observation Dates

Example 4

The Notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Index Fund on the final Observation Date is not less than 65.30, the hypothetical Threshold Level. The amount received at maturity per Note will therefore be $10.00.

Example 5

The Notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Index Fund on the final Observation Date is less than 65.30, the hypothetical Threshold Level. The amount received at maturity will be less, and possibly significantly less, than the original $10.00 public offering price per Note.

If the Ending Value is 60.34, or 83.17% of the hypothetical Starting Value, the payment at maturity will be:

$10 + [$10 x (60.34 – 65.30) / 72.55] = $9.32 per Note

These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value, Observation Level of the Index Fund on the applicable Observation Date, Call Premium and term of your investment.

Summary of the Hypothetical Examples
Notes are Called on an Observation Date	Observation Date on August 21, 2009	Observation Date on February 22, 2010	Observation Date on August 13, 2010
Hypothetical Starting Value	72.55	72.55	72.55
Hypothetical Call Level	72.55	72.55	72.55
Hypothetical Observation Level of the Index Fund on the Observation Date	83.09	78.61	74.68
Return of the Index Fund (excluding any dividends)	14.53%	8.35%	2.93%
Return of the Notes	19.00%	28.50%	38.00%
Call Amount per Unit	$11.90	$12.85	$13.80

Notes are Not Called on any Observation Date	Ending Value exceeds the hypothetical Threshold Level	Ending Value does not exceed the hypothetical Threshold Level
Hypothetical Starting Value	72.55	72.55
Hypothetical Ending Value	69.36	60.34
Hypothetical Threshold Level	65.30	65.30
Is the hypothetical Ending Value less than the hypothetical Threshold Level?	No	Yes
Return of the Index Fund (excluding any dividends)	–4.40%	–16.83%
Return of the Notes	0.00%	–6.83%
Redemption Amount per Unit	$10.00	$9.32

Risk Factors

An investment in the Notes involves significant risks. The following is a list of certain of the risks involved in investing in the Notes. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Terms of the Notes”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

▪	If your Notes are not called prior to maturity, your investment may result in a loss which could be substantial.

▪	Your Notes may be called on an Observation Date and, if called, you will receive the Call Amount, and your return will be capped at the Call Premium.

▪	Your return on the Notes, which could be negative, may be lower than the return on other debt securities of comparable maturity.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index Fund

▪	Exchange rate movements may impact the value of the Notes.

▪

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date.

▪	There are liquidity and management risks associated with the Index Funds.

▪

The sponsor of an Index Fund or the applicable Underlying Index (as defined herein) may adjust the Index Fund or Underlying Index in a way that affects its level and adversely affects the value of your note without any obligation to consider your interests.

▪

We cannot control actions by the investment adviser which may adjust the Index Fund in a way that could adversely affect the value of the notes and the amount payable on the notes, and the investment adviser has no obligation to consider your interest.

▪

We cannot control actions by the companies whose stocks or other equity securities are held by the Index Fund or included in the Underlying Index, including actions that could adversely affect the value of your notes.

▪	You will not have the right to receive cash dividends or exercise ownership rights with respect to the component stocks held by the Index Fund or in the stocks included in the Underlying Index.

▪	Your return may be affected by factors affecting international securities markets.

▪	The correlation between the performance of an Index Fund and the performance of an Underlying Index may be imperfect.

▪	Time differences between the cities where the Underlying Index and Index Fund trade may create discrepancies in trading levels.

▪	Risks associated with the Underlying Index, or underlying assets of the exchange traded fund, will affect the share price of the Market Measure and hence, the value of the Notes.

▪	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

▪	Purchases and sales by us and our affiliates may affect your return on the Notes.

▪	Potential conflicts of interest could arise.

▪	Tax consequences are uncertain (see “— Certain U.S. Federal Income Taxation Considerations” below).

Investor Considerations

You may wish to consider an investment in the Notes if:

▪

You anticipate that the price per share of the Index Fund will appreciate from the Starting Value to the Observation Level on any Observation Date and you seek an early exit prior to maturity at a premium in such case.

▪

You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the Notes are called, regardless of the performance of the Index Fund from its Starting Value to the date on which the Notes are called.

▪

You are willing to accept that the Notes may not be called prior to the maturity date, in which case your return on your investment will be equal to or less than the $10 Original Public Offering Price per unit.

▪

You accept that your investment may result in a loss, which could be significant, if the price per share of the Index Fund decreases below the Threshold Level from the Starting Value to the Ending Value on the final Observation Date.

▪	You are willing to forego interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You want exposure to the Index Fund with no expectation of dividends or other benefits of owning the stocks held by the Index Fund.

▪

You are willing to accept that there is no assurance that the Notes will be listed on NYSE Arca and that any listing will not ensure that a trading market will develop for the Notes or that there will be liquidity in the trading market.

The Notes may not be appropriate investments for you if:

▪	You want to hold your Notes for the full term.

▪	You anticipate that the price per share of the Index Fund will depreciate from the Starting Value to the Ending Value.

▪	You anticipate that the Observation Level will not be equal to or greater than the Starting Value on any Observation Date.

▪	You are seeking 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends paid on the stocks held by the Index Fund.

▪	You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

Supplement to the Plan of Distribution

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in distribution of the Notes. Accordingly, offerings of the Notes will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Index Fund

The iShares® MSCI Brazil Index Fund

We have derived the following information from publicly available documents published by the iShares®, Inc. (“iShares”), a registered investment company. We make no representation or warranty as to the accuracy or completeness of the following information. iShares consists of numerous separate investment portfolios, including the Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil IndexSM (the “Underlying Index”). Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s web site by reference to SEC file numbers 033-97598 and 811-09102, respectively. See “Where You Can Find More Information” in the accompanying general prospectus supplement and prospectus. We make no representation or warranty as to the accuracy or completeness of the information or reports.

We are not affiliated with the Index Fund and the Index Fund will have no obligations with respect to the Notes. This term sheet relates only to the Notes and does not relate to the shares of the Index Fund or other securities of the Index Fund. All disclosures contained in this term sheet regarding the Index Fund is derived from the publicly available documents described above. Neither ML&Co. nor MLPF&S has or will participate in the preparation of the publicly available documents described above. Neither ML&Co. nor MLPF&S has made any due diligence inquiry with respect to the Index Fund in connection with the offering of the Notes. Neither ML&Co. nor MLPF&S makes any representation that the publicly available documents or any other publicly available information regarding the Index Fund are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of the publicly available documents described above, that would affect the trading price of the shares of the Index Fund have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Index Fund could affect the value of the shares of the Index Fund on the Observation Dates and therefore could affect your Call Amount or Redemption Amount, as applicable.

The selection of the Index Fund is not a recommendation to buy or sell the shares of the Index Fund. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Index Fund.

The shares of the Index Fund trade on the NYSE Arca under the symbol “EWZ”.

Historical Data

The following table sets forth the high and low closing prices of shares of the Index Fund for the calendar quarters from January 2003 through August 14, 2008. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Market, rounded to two decimal places. The historical closing prices of shares of the Index Fund should not be taken as an indication of future performance, and we cannot assure you that the price per share of the Index Fund will not decrease. In addition, we cannot assure you that the price per share of the Index Fund will increase so that the closing price per share of the Index Fund on any applicable Observation Date will be equal to or greater than the Starting Value and that your Notes will be automatically called on such Observation Date.

	High	Low
2003
First Quarter	9.00	7.17
Second Quarter	11.19	8.65
Third Quarter	13.23	10.19
Fourth Quarter	17.09	13.05
2004
First Quarter	18.73	15.59
Second Quarter	17.34	12.49
Third Quarter	18.57	14.67
Fourth Quarter	22.24	18.30
2005
First Quarter	25.54	19.80
Second Quarter	25.02	21.17
Third Quarter	33.45	23.65
Fourth Quarter	36.02	29.02
2006
First Quarter	43.14	34.83
Second Quarter	46.98	31.92
Third Quarter	40.88	36.11
Fourth Quarter	46.85	38.09
2007
First Quarter	49.32	42.70
Second Quarter	62.92	49.58
Third Quarter	74.58	51.28
Fourth Quarter	86.15	72.50
2008
First Quarter	88.23	69.26
Second Quarter	100.47	79.88
Third Quarter (through August 14, 2008)	87.78	69.22

License

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGINA”). BGINA and its affiliates (collectively “BGI”) have licensed certain trademarks and trade names of BGI to MLPF&S. The Notes are not sponsored, endorsed, sold, or promoted by BGINA or any of its affiliates. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The MSCI Brazil IndexSM

All disclosure contained in this term sheet regarding the MSCI Indices including, without limitation, their make-up, method of calculation and changes in components, is derived from the MSCI Global Investable Market Indices Methodology Book published by MSCI, Inc. (“MSCI”, the successor to Morgan Stanley Capital International, Inc.) in May 2008 and other publicly available information. This information reflects the policies of MSCI, as stated in this publicly available information, and is subject to change by MSCI at its discretion. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI Indices. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the MSCI Indices or any successor indices.

General – MSCI Indices

The MSCI Indices were founded in 1969 by Capital International S.A. as the first international performance benchmarks constructed to facilitate accurate comparison of world markets. Morgan Stanley acquired the rights to the indices and data from Capital International in 1986. In November 1998, Morgan Stanley transferred all rights to the MSCI indices to Morgan Stanley Capital International Inc., which was later succeeded by MSCI. The MSCI Indices have covered the world’s developed markets since 1969 and, in 1988, MSCI commenced coverage of the emerging markets. MSCI applies the same criteria and calculation methodology across all markets for all equity indices, developed and emerging.

In March 2006, MSCI announced enhancements to the methodology of its Global Investable Market Indices methodology, by moving from a sampled multi-cap approach to an approach targeting exhaustive coverage with non-overlapping size and style segments. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the Global Investable Market Indices methodology described below. The indices transitioned in two phases. The first phase was completed on November 30, 2007 and the second was completed on May 30, 2008. The transition was synchronized for all market and composite indices with the exception of the MSCI Euro and Pan-Euro Indices, which transitioned in one phase as of the close of November 30, 2007.

The MSCI Standard Indices are now composed of the MSCI Large Cap and Mid Cap Indices. The previous MSCI Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology, and contains no overlap with constituents of the transitioned MSCI Standard Indices. In addition, under the MSCI Global Investable Market Indices methodology, there are new Small Cap Indices covering Emerging Markets countries. There are also new MSCI Value and Growth Indices constructed from the Small Cap Index Series for both Emerging and Developed Markets. Together, the relevant MSCI Large Cap, Mid Cap and Small Cap Indices now make up the MSCI Investable Market Index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices

MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying Index Continuity Rules for the Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard (the “GICS®”).

Defining the Equity Universe

(i) Identifying Eligible Equity Securities: The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (DM) or Emerging Markets (EM). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (REITs) in some countries and certain income trusts in Canada are also eligible for inclusion.

(ii) Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) is classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

(i) Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization.

(ii) Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

(iii) DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (ATVR), a measure which offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a Market Investable Equity Universe of a Developed Market and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

(iv) Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (FIF) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe.

(v) Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an IPO to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:

▪	Investable Market Index (Large + Mid + Small)

▪	Standard Index (Large + Mid)

▪	Large Cap Index

▪	Mid Cap Index

▪	Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size segment; (ii) determining the Global Minimum Size Range for each size segment; (iii) determining the Associated Market Size-Segment Cutoffs and Segment Number of Companies; (iv) assigning companies to the size segments and (v) applying final size-segment investability requirements.

Applying Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules contained herein, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology, which uses multiple factors to identify value and growth characteristics. The value investment style characteristics use the following three variables for index construction: book value to price ratio, 12-month forward earnings to price ratio, and dividend yield. The growth investment style characteristics use the following five variables for index construction: long-term forward earnings per share (“EPS”) growth rate, short-term EPS growth rate, current internal growth rate, long-term historical EPS growth trend and long-term historical sales per share growth trend.

Classifying Securities under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the Global Industry Classification Standard (GICS). Under the GICS, each company is assigned uniquely to one sub-industry according to its principal business activity. Therefore, a company can only belong to one industry grouping at each of the four levels of the GICS.

Maintaining the MSCI Global Investable Market Indices

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

In particular, index maintenance involves:

(i) Semi-Annual Index Reviews (SAIRs) in May and November of the Size Segment and Global Value and Growth Indices which include:

▪	Updating the indices on the basis of a fully refreshed Equity Universe.

▪	Taking buffer rules into consideration for migration of securities across size and style segments.

▪	Updating Foreign Inclusion Factors (FIFs) and Number of Shares (NOS).

(ii) Quarterly Index Reviews (QIRs) in February and August of the Size Segment Indices aimed at:

▪	Including significant new eligible securities (such as IPOs which were not eligible for earlier inclusion) in the index.

▪	Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.

▪	Reflecting the impact of significant market events on FIFs and updating NOS.

(iii) Ongoing event-related changes are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

The MSCI Brazil IndexSM

                The MSCI Brazil IndexSM is a free float adjusted market capitalization index of securities listed on the Bolsa de Valores de Sao Paulo. The MSCI Brazil Index is reported by Bloomberg L.P. under the ticker symbol “MXBR.” The Index is published in real time every 60 seconds during market trading hours. The Index has a base date of December 31, 1987, an initial value of 100, and is calculated in US dollars. The Index is published by Bloomberg under the index symbol “MXBR”. As of August 19, 2008, the five largest sector weights were: Materials (30.43%), Energy (27.28%), Financials (18.18%), Utilities (6.04%) and Consumer Staples (5.80%).

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain United States federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussions under the sections entitled “United States Federal Income Taxation” in the accompanying product supplement STR-3 and MTN prospectus supplement, which you should carefully review prior to investing in the Notes.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a derivative financial contract linked to the Index Fund. In the opinion of Tax Counsel (as defined in the accompanying product supplement STR-3), this characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. The characterization and tax treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization and treatment of the Notes or instruments similar to the Notes for United States federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the assumption that the characterization and treatment described above is accepted for United States federal income tax purposes.

Tax Treatment of the Notes

Assuming the characterization and tax treatment of the Notes as set forth above, Tax Counsel believes that the following United States federal income tax consequences should result.

Tax Basis.     A U.S. Holder’s (as defined in the accompanying product supplement STR-3) tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

Payment on the Maturity Date.     Upon the receipt of cash on the maturity date of the Notes, a U.S. Holder will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of that gain or loss as capital gain or loss. If any gain or loss is treated as capital gain or loss, then that gain or loss will generally be short-term or long-term capital gain or loss, depending upon the U.S. Holder’s holding period for the Note as of the maturity date. The deductibility of capital losses is subject to certain limitations. Notwithstanding the foregoing, see “—Constructive Ownership Law” below.

Sale, Exchange or Redemption of the Notes.     Upon a sale, exchange or redemption of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or redemption and the U.S. Holder’s tax basis in the Note so sold, exchanged or redeemed. Any such capital gain or loss will generally be short-term or long-term capital gain or loss, depending upon the U.S. Holder’s holding period for the Note as of the date of such sale, exchange or redemption. The deductibility of capital losses is subject to certain limitations. Notwithstanding the foregoing, see “—Constructive Ownership Law” below.

Constructive Ownership Law

                Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” of that property, with the result that all or a portion of any long-term capital gain recognized by that taxpayer with respect to the derivative position will be recharacterized as ordinary income. In addition, Section 1260 of the Code would impose an interest charge on any gain that was recharacterized. In general, a “constructive ownership transaction” includes a contract under which a taxpayer will acquire in the future (or receive credit for the future value of) any equity interest in a pass-thru entity (including a regulated investment company) such as shares in the Index Fund to which the Notes are linked. The legislative history underlying Section 1260 of the Code indicates that Section 1260 of the Code was intended to apply only to transactions that substantially have the effect of replicating the economic benefits of direct ownership of a financial asset without a significant change in the risk-reward profile associated with direct ownership of the financial asset (i.e., transactions that convey substantially all of the economic return with respect to a financial asset). Although there is no authority addressing the potential application of Section 1260 of the Code to instruments similar to the Notes and the statutory language contained in Section 1260 of the Code is arguably vague and, therefore the matter is uncertain, in light of the legislative history underlying Section 1260 of the Code and based upon the specific terms of the Notes, Tax Counsel has advised us that there exists a reasonable basis to conclude that Section 1260 of the Code would not apply to the Notes. Tax Counsel has based this conclusion, in part, upon the facts that the Notes do not effect the conversion of ordinary income or short-term capital gain that an investor would have derived from directly investing in shares of the Index Fund into long-term capital gain and the amount payable to an investor if shares of the Index Fund increase in value does not bear a direct relationship to such increase in value. If Section 1260 of the Code were to apply to the Notes, the potential effect on a U.S. Holder of a Note would, among other things, be to treat all or a portion of any long-term capital gain recognized by the U.S. Holder on the sale, exchange, redemption or maturity of a Note as ordinary income. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Note.

Possible Alternative Tax Treatments of an Investment in the Notes

                Due to the absence of authorities that directly address the proper characterization and tax treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Notes described above. In particular, the IRS could seek to analyze the United States federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “CPDI Regulations”).

                If the IRS were successful in asserting that the CPDI Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a “comparable yield” for us, determined at the time of issuance of the Notes. Furthermore, any gain realized on the maturity date or upon a sale, exchange, redemption or other disposition of the Notes would generally be treated as ordinary income, and any loss realized on the maturity date or upon a sale, exchange, redemption or other disposition of the Notes would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and capital loss thereafter.

Even if the CPDI Regulations do not apply to the Notes, other alternative United States federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the United States federal income tax consequences of an investment in the Notes.

Additionally, the IRS could assert that the selection and substitution of an exchange traded fund for an Index Fund (or successor index fund, if applicable ), if the Index Fund (or successor index fund, if applicable) is de-listed, liquidated or otherwise terminated, is a taxable exchange of the Notes at the time of such selection and substitution, which could affect your holding period and the timing, amount and character of income recognized with respect to the Notes.

Possible Future Tax Law Changes

On December 7, 2007, the IRS released a notice that could possibly affect the taxation of holders of the Notes. According to the notice, the IRS and the U.S. Department of the Treasury (the “Treasury Department”) are actively considering, among other things, whether the holder of an instrument having terms similar (but not identical) to the Notes should be required to accrue either ordinary income or capital gain on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of instruments having terms similar to the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether the tax treatment of such instruments should vary depending upon whether or not such instruments are traded on a securities exchange, whether such instruments should be treated as indebtedness, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether the special “constructive ownership rules” contained in Section 1260 of the Code (as discussed above) might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, if any, of the above considerations to their investment in the Notes. ML&Co. intends to continue to treat the Notes for United States federal income tax purposes in accordance with the treatment described herein unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement STR-3.

Additional Terms of the Notes

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STR-3 dated August 28, 2008:

http://www.sec.gov/Archives/edgar/data/65100/000119312508186909/d424b2.htm

▪	MTN prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

▪	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

▪	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

We have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you the Notes Prospectus if you so request by calling toll-free 1-866-500-5408.

Structured Investments Classification

ML&Co. classifies certain of its structured investments (the “Structured Investments”), including the Notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.